Exhibit 99.1

NATURAL ALTERNATIVES INTERNATIONAL, INC. PROMOTES PRESIDENT AND CHIEF FINANCIAL OFFICER

SAN MARCOS, Calif., October 1, 2015 -- Natural Alternatives International, Inc. ("NAI") (NASDAQ: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced the promotions of Kenneth Wolf to President and Michael Fortin to Chief Financial Officer.

Mr. Wolf has been the Chief Financial Officer and the Treasurer of the Company since February 2008, Secretary of the Company since February 2009 and Chief Operating Officer since June 2010. Prior to joining NAI, Mr. Wolf held senior financial and managerial positions over the last 25 years primarily with public reporting companies in the consumer goods industry. Mr. Wolf received his Certified Public Accountant license from the State of California and a Bachelor of Science in Business Administration—Accounting from Fresno State University, California.

Mr. Fortin has been NAI’s Director of Accounting and SEC Reporting since April 2008. Before joining NAI, Mr. Fortin was the Director of Finance for K2 Licensed Products, a subsidiary of Jarden Corporation, a consumer products company specializing in licensed sporting goods, Manager – Financial Accounting Operations for HSBC Auto Finance, a subsidiary of HSBC Bank USA, and an audit senior for Arthur Andersen LLP and KPMG LLP. Mr. Fortin received his Certified Public Accountant license from the State of California and a Bachelor of Science in Business Administration—Accounting from San Diego State University, California.

Mark A. LeDoux, NAI's CEO and Chairman of the Board, said that "Both gentlemen have served NAI with distinction for years, and always exemplified the highest professional standards in all of their work at NAI. I am pleased to welcome them to their newly expanded roles. Dedication to excellence, drive to exceed customer expectations, commitment to world class standards of quality and transparency, and a mature capacity to grasp strategic opportunities are all qualities that are needed in any successful manufacturing entity, especially one with such an international foot-print as NAI. As I continue in my position as CEO and Chairman, having Ken and Mike in their expanded roles will allow me to focus more on the critical work of fostering international expansion of our enterprise as well as working to enhance global consumer confidence with essential strategic regulatory initiatives."

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI's comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI's clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to management performance, and our future financial and operating results. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.